EXHIBIT 99.a
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                                                           FOR IMMEDIATE RELEASE
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            VIDEO UPDATE COMPLETES ACQUISITION OF SEVEN VIDEO STORES

       VIDEO UPDATE CHAIN CONTINUES RAPID EXPANSION THROUGH NORTH AMERICA

         ST. PAUL,  MN, March 3, 1997 -- Video  Update,  Inc.  (Nasdaq  National
Market: VUPDA, VUPDZ) an international video chain, today announced that it has completed the asset acquisition of seven video stores in Texas and Oklahoma from Cox Video Corporation. The addition of these stores raises the total number of Video Update stores in North America to 330.

         "We are moving quickly to execute our expansion strategy through acquisitions and building new stores. Our recently increased credit line and last month's appointment of a new area real estate manager position us for continued efficient response to appropriate growth opportunities as they arise. The swift closing of the Cox acquisitions further supports our commitment to this strategy."

         Video Update, Inc. is an international video retail chain with 330 video stores in North America of which 301 are corporately-owned and 29 are franchised as of February 28, 1997. Video Update stores are located in seventeen states in the U.S. and in three provinces in Canada.

         Matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. Although the Company endeavors to integrate and assimilate the operations of acquired stores in an effective and timely manner, no assurance can be given that the Company will be successful in such integration attempts or that the Company will be able to hire, train, retrain and assimilate selected individuals employed at acquired stores. Further no assurance can be given that the Company will successfully integrate the above described acquisitions or any other future acquired businesses into the Company's purchasing, marketing and management information systems. These and similar acquisition related risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10-QSB for the quarter ended October 31, 1996.